October 24, 2013

Mr. Jeffrey M. Armstrong
836 North Salem Road
Ridgefield, CT 06877

Dear Jeff,

The Board of Directors is pleased to offer you the position of President and Chief Executive Officer of Perceptron, Inc. (the “Company”), in Plymouth, Michigan. In this role you will report to the Company’s Board of Directors (the “Board’) and shall serve at the pleasure of the Board as an at will employee. You will be expected to devote your full business time and attention to the performance of your duties to the Company.

Information regarding your compensation and benefits follows:

•	Your base salary shall be $350,000 per annum, which will be reviewed annually and is subject to change from time to time at the sole discretion of the Board’s Management Development, Compensation and Stock Option Committee (the “Compensation Committee”) based on your performance and contributions.

•	You will be appointed as a member of the Board, effective as of November 13, 2013, the day after the Company’s 2013 Annual Meeting of Shareholders and nominated to the Board during each year that you are employed by the Company provided you remain as President and Chief Executive Officer.

•	Perceptron has an Annual Incentive Compensation Plan that rewards Director-level-and-above team members when Company and individual performance warrants. Your eligibility for the 2014 Annual Incentive Compensation Plan will begin on your first day of work and will be pro-rated based on the total number of days you work for the Company in the fiscal year that began July 1, 2013 and ends June 30, 2014. Your potential award under our 2014 Annual Incentive Compensation Plan will be at 50% of your annual salary rate. Provisions of the plan change from year to year based upon business forecasts and objectives. Performance targets will be set in consultation with you within 90 days of the beginning of the fiscal year and it is intended that they will be set at levels believed by the Board or Compensation Committee to be achievable.

•	You will be eligible for a monthly car allowance of $600.00, in accordance with the Company car policy.

•	Stock Options: You will be granted a non-qualified stock option to purchase 100,000 shares of the Company’s Common Stock, under the 2004 Stock Incentive Plan, as amended, at an exercise price equal to the final reported sales price of the Company’s common stock on the grant date which will be the first trading day of the month following your first day of work. The option will vest one-fourth annually on the anniversary of the grant date, if you continue to be employed by the Company as President and Chief Executive Officer at those dates. Additional and specific terms of the grant will be covered in a grant agreement, the form of which has been provided to you. Subject to and conditioned upon the future approval of the Compensation Committee, on the first and second anniversaries of the 2013 stock option grant date, if you continue to be employed by the Company as President and Chief Executive Officer at those dates, you will be granted non-qualified stock options to purchase an additional 100,000 shares of the Company’s Common Stock, subject to shareholder approval of an increase in the number of shares available for award under the 2004 Stock Incentive Plan, which approval is being sought at the 2013 Annual Meeting of Shareholders to be held on November 12, 2013. If granted, these option grants will vest one-fourth annually on the anniversary of the grant dates, if you continue to be employed by the Company as President and Chief Executive Officer at those dates, and will be issued on the form of grant agreement in use by the Company at that time.

Mr. Jeffrey M. Armstrong

October 24, 2013

Your start date with Perceptron is planned for November 4, 2013; however, this date may change if all parties agree.

Benefits: Perceptron offers excellent benefits. Here is a summary:

You may choose to participate in a 401(k) investment plan in which the Company from time to time has provided a partial match of your investment. Your eligibility begins on the first of the calendar quarter following six months from your date of hire.

Executive life insurance in the amount of $500,000 with the beneficiary of your choice, subject to your insurability, with the Company paying the normal, non-smoking, healthy individual rates for such policy, up to a maximum of $1,800 per year, and you paying any excess.

Group life insurance will be provided for you in the amount of $50,000. You also have the option of purchasing additional and/or dependent life insurance.

Employer-sponsored group health, dental, and vision care insurance plans are all available to you. Insurance costs are shared between Perceptron and the Team Member. The plan currently allows in-network and out-of-network services and includes office visits for preventive care with no co-payments or deductibles. Coverage eligibility begins the 1st of the month following 30 days of employment.

Short and Long Term Disability income protection is provided at no cost to you.

An Employee Assistance Plan.

An Employee Stock Purchase Program.

An Employee Wellness program.

Vacation and paid holidays. You will be entitled to four weeks of vacation per calendar year beginning in 2014, in accordance with the Company’s vacation policy.

The employee benefits available to the Company’s executive officers, and so to you, may be changed from time to time to provide greater or lesser coverage at the sole discretion of the Board of Directors or the Compensation Committee. However, you will at all times be offered benefits that are comparable to those offered to other executive officers of the Company.

Mr. Jeffrey M. Armstrong

October 24, 2013

For a period of up to four months following the start of your employment, the Company shall reimburse you for your actual reasonable, out-of-pocket housing and related costs (including rent, insurance, utilities, telephone, and laundry) in the state of Michigan, in an aggregate amount of not more than $2,500 per month. For a period of up to four months, or if earlier, your relocation of your permanent residence to the state of Michigan, the Company will reimburse you for your actual reasonable out-of-pocket expenses for round-trip travel from your present residence in Ridgefield, Connecticut to Michigan, up to an aggregate of three such trips per month. You agree that you will use your reasonable best efforts to obtain the most economical fares available for such trips. The Company shall reimburse you for your actual reasonable out-of-pocket expenses incurred in connection with the shipment of your household possessions to the state of Michigan, and for your actual reasonable out-of-pocket lodgings, meals and other travel expenses incurred en route in moving your family to the state of Michigan. Any housing or relocation expenses to be reimbursed by the Company in addition to those set forth above will be reviewed by, and subject the approval of, the Chairman of the Board or the Compensation Committee Chairman on an as needed basis.

Your employment will be subject to the terms set forth in a Severance Agreement between the Company and you, the form of which has been provided to you. The terms and conditions of your employment will be governed by the laws of the State of Michigan.

Jeff, we are confident that you will make a significant contribution to Perceptron and will find this position to be both fulfilling and enjoyable.

This offer expires on October 31, 2013 and is contingent upon your signing of Perceptron’s standard agreements covering stock options, non-compete, proprietary information, inventions, business conduct and ethics, the forms of which have been provided to you.

Please indicate your acceptance by signing in the space provided below.

Yours truly,

/s/ W. Richard Marz

W. Richard Marz

Chairman of the Board

I accept this employment offer. I understand that Perceptron, Inc.

is an at-will employer and that no terms of this offer express or imply that employment is for any specified period of time.

I further understand that Perceptron, Inc., in its sole discretion,

reserves the right to make changes to employee compensation,

benefits, practices and/or policies subject to the obligations under the Severance Agreement.

/s/ J M Armstrong	10/24/2013
Jeffrey M. Armstrong	Date